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CODE OF ETHICS

Voya Financial, Inc.

Voya Investment Management LLC

Voya Investments, LLC

Voya Investment Management Co. LLC

Voya Investment Management (UK) Limited

Voya Alternative Asset Management LLC

Pomona Management LLC

Voya Investments Distributor, LLC

Voya Realty Group, LLC

Voya Investment Trust Co.

Voya funds

NOVEMBER 4, 2022

1.Adoption of Code of Ethics

This Code of Ethics (the "Code") has been adopted by each of the registered investment companies advised by Voya Investments, LLC (or an affiliate) and operating under the Voya funds umbrella (the "Voya funds") and by each of the following Voya Entities (collectively, referred to as "Voya Entities"):

Voya Investment Management LLC Voya Investments, LLC

Voya Investment Management Co. LLC

Voya Alternative Asset Management LLC Pomona Management LLC

Voya Investments Distributor, LLC ("VID") Voya Realty Group, LLC

Voya Investment Trust Co.

Voya Investment Management (UK) Limited

The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the Voya Entities as well as their immediate family members living in such designated person's household (collectively, referred to as "Employees") unless otherwise noted. Employees on short-term disability, whose access rights have not been revoked will still be subject to the Code. Employees on long-term disability, whose access rights have been revoked will not be subject to the Code during the leave period.

In addition, the Code is applicable to the trustees/directors of each of the Voya funds (the "Voya funds Directors").

All Employees and the Directors of the Voya funds (collectively, referred to as "Covered Persons") will be provided with a copy of this Code upon employment with the Voya Entities or appointment and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the Voya Code of Business Conduct and Ethics. All of the policies and guidelines contained in the Voya Code of Business Conduct and Ethics shall remain in full force and effect as to Employees.

2.Covered Persons

Certification of Compliance. All Covered Persons are required to certify to the Voya IM Compliance Department annually, or whenever this Code is materially amended, that they have:

•read and understand the provisions contained in the Code;

•complied with all the requirements of the Code; and

•reported all transactional information required by the Code.

Generally, as an employee of the Company, you may be held personally liable for any improper or illegal acts committed during the course of your employment; non-compliance with this policy may be deemed to encompass one of these acts. Accordingly, you must read this policy and comply with the spirit and the strict letter of its provisions. Failure to comply may result in the imposition of serious sanctions, which may include, but are not limited to, letter of written reprimand, the disgorgement of profits, cancellation of trades, selling of positions, and suspension of personal trading privileges, dismissal, and referral to law enforcement or regulatory agencies.

Covered Persons are required to certify their receipt and understanding of and compliance with the Code within ten days of becoming a Covered Person. On an annual basis, all Covered Persons are required to re-certify their understanding of and compliance with the Code. You will be provided with timely notification of these certification requirements and directions on how to complete them by the Code of Ethics Office. Other reporting and certification requirements are set forth in the Gift & Entertainment, Political Contributions, and Personal Securities Transactions Sections of this Code.

3.Violations of the Code

Employees are required to report any known or suspected violations of the Code to the Voya IM Compliance Department immediately. An Employee who violates this Code or fails to report a violation of the Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee, the Employee following a violation, may be required to disgorge profits to charity. In addition, any Employee that violates the Code's pre-clearance or transaction reporting provisions may also be suspended from further trading for a period.

4.Exceptions to the Code

Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.

Exceptions may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to Voya IM's Chief Compliance Officer and approved by her or him and a member of Voya IM's Management Committee. Exceptions to the Code shall be reported as applicable to the Chief Compliance Officer of the Voya funds and the Voya funds Directors.

5.Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to clients, including the Voya funds, while the Voya funds' Directors of the have a fiduciary duty only to the Voya funds. Our investment advisers owe a fiduciary duty to the Clients for which they serve as an adviser or sub-adviser. Covered Persons of our investment advisers must avoid activities, interests, and relationships that could interfere or appear to interfere with our advisers' fiduciary duties. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

5.1.Clients' Interests Come First. In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of the clients (or, in the case of the Voya funds Directors, the Voya funds) first. In particular, Covered Persons shall avoid putting their own personal interests ahead of the interests of a client.

5.2.Conflicts of Interest Shall Be Avoided. Covered Persons must avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, a Voya Entity or a client of a Voya Entity or in the case of a Voya funds Director, the Voya funds.

5.3.Compromising Situations Shall Be Avoided. Covered Persons shall never take advantage of their position of trust and responsibility. Covered Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of Covered Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Employee may include but not be limited to reprimand, suspension, disgorgement of trading profits and termination of employment.

6.Duty of Confidentiality

Covered Persons must keep confidential any non-public information regarding Voya, a Voya Entity, a Voya fund, and any client or any entity whose securities they know or should know are under investment review by a portfolio management team acting on behalf of a Voya Entity. Covered Persons have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have an explicitly clear and compelling need to know such information.

All information submitted by a Covered Person to the Voya IM Compliance Department pursuant to this Code will be treated as confidential information. It may, however, be made available to senior management, governmental and governmental agencies with regulatory authority over the Voya Entities, as well as to the Voya funds Directors, and each of their auditors and legal advisors, as appropriate.

7.Covered Persons' Duty to Comply with Federal Securities Laws

Voya Entities' activities are governed by the federal securities laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the Investment Company Act of 1940, as amended. Covered Persons are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

8.Personal Trading Restrictions

The restrictions of this section apply to all Employees, covered under the personal trading policies and procedures of Voya Investment Management ("Voya IM"), and to accounts over which they have the authority to make investment decisions, for all transactions involving securities.

8.1.Pre-Clearance of Securities Transactions. Except for the transactions listed below, approval must be obtained from the Voya IM Compliance Department before entering an order to buy or sell or transfer securities by gift, engaging in derivative transactions, or selling of shares in connection with margin calls. An approval to trade is only valid on the business day it is received (note: such approvals terminate at close of business day on the date such approval is granted). If you receive an approval and do not complete the trade that same day, you must seek pre-clearance to complete the trade the next (or any subsequent) business day. Except as noted below, an approval must be received for every transaction. Pre-clearance approvals for securities traded on a U.S. exchange or in a U.S. market are effective until the close of business on the day that your pre-clearance request has been approved. Pre-clearance approvals for securities traded on a foreign exchange or in a foreign market are effective until the close of business on the business day following approval of your pre-clearance request. If you want to modify your trade request previously submitted in any way (e.g., date of execution or share quantity), you must submit a new pre-clearance request.

The Voya Entities utilize a vendor system to process personal trading. All preclearance requests shall be made via the system, which can be accessed at: Protegent PTA .

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade).

Private Placement investment personnel must obtain pre-clearance to purchase or sell private placements.

8.2.Pre-Clearance and Holding Period Requirements for Voya Financial securities.

Employees must obtain pre-clearance for transactions involving Voya Financial securities, including:

•Open market purchases and sales;

•Gifting or making a charitable contribution of your holdings;

•Transactions in Voya Company Stock Fund in the 401(k) (other than automatic purchases made pursuant to an established payroll-deduction program, or transactions involving automatic and/or pro-rata rebalances); or

•Sales of Restricted Stock (other than the immediate sales upon vesting of securities).

Employees who wish to transact in Voya securities should consider the following before seeking pre-clearance and transacting:

Voya Securities must be held for a minimum of 60 calendar days from the acquisition date, including the Voya Company Stock Fund in Voya 401(k) accounts.

Employees are prohibited from shorting any securities issued by Voya.

Employees are prohibited from trading securities issued by Voya during the "Closed Period for Voya Financial Instruments," including trades in Voya 401(k) accounts.

Warning: Failure to Pre-Clear will result in sanctions including suspension of personal trading privileges.

8.3.Exceptions to Pre-Clearance of Securities Transactions.

• Direct obligations of the Government of the United States;

•High quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•Shares of open-end funds, including shares held in Voya's 401(k) plan (as defined in Transactions in Voya Fund Shares, below);

•Transactions in accounts over which an Employee has no direct or indirect control or influence (managed or discretionary accounts);

•Transactions under any incentive compensation plan sponsored by the Voya Entities;

•Transactions made through an automatic dividend reinvestment plan, automatic payroll deduction or similar program (excluding Self Directed Brokerage Accounts) where the timing of purchases and sales is controlled by someone other than the Employee;

•Transactions involving Bitcoins or other cryptocurrencies;

•Transactions made through a fully discretionary Robo-Advisor program;

•An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;

•On any given day, transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index; and

•On any given day, transactions involving 100 shares or less (per account) of Exchange- Traded Funds.

•Transactions involving penny stocks.

•Transactions involving options on an index.

•Transactions involving interval closed-end funds.

While the securities transactions noted above may not need to be pre-cleared, they may need to be held and reported in accordance with the reporting requirements set forth below.

8.4.Prohibition on Initial Public Offerings and Initial Coin Offerings. Employees are prohibited from acquiring securities in initial public offerings, or initial coin offerings; except for transactions made pursuant to an employee incentive compensation, retention or other program put in place by a Voya Entity.

8.5.Restrictions on Private Placements. Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the Voya IM Compliance Department. If an Employee is granted approval to make such a personal investment, that Employee will not participate in any consideration of whether clients should invest in the same issuer's public or non-public securities.

8.6.Prohibition on Short-Term Trading Profits. Employees are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) securities or exchange–

traded funds as well as shares of open-end funds advised or sub-advised by the Voya Entities. Profits made in connection with short-term trades may be subject to disgorgement.

8.7.Borrowing Money from Suppliers or Clients. Employees may not borrow money from any of Voya IM's suppliers, consultants, or clients. However, the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

9.Holding period requirements are as follows:

Shares of securities (including, Voya Company Stock Fund, individual stocks, bonds, closed-end funds, derivatives, etc.) must be held for 60 calendar days from the purchase date.

Shares of exchange-traded funds must be held for 30 calendar days from the purchase date.

Shares of open-end funds advised or sub-advised by the Voya Entities (including 401(k) transactions other than those involving the Voya Company Stock Fund) must be held for 30 calendar days from the purchase date. Note: The 30-calendar day holding period for shares of open-end funds advised or sub- advised by the Voya Entities is measured from the time of the most recent purchase of the shares of the relevant Voya fund.

9.1.Prohibition of Short Selling and Derivatives of Voya Securities. Because of the heightened legal risk, the potential misalignment of your interests and those of Voya Financial and its shareholders, and the inappropriateness of engaging in speculative transactions involving Voya Financial securities, you may not engage in:

•Short sales of Voya Financial common stock. For example, you cannot sell Voya Financial common stock that you do not own, or if you own the stock, you cannot deliver it against such sale, and borrowing shares to complete the sale; or

•Hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving Voya Financial securities (excluding stock awards granted under any Voya Financial incentive plan).

9.2.Prohibition of Trading in Voya Securities during the "Closed Period". Employees are prohibited from trading Voya Securities, including the Voya Company Stock Fund in Voya's 401(k) plan, during the "Closed Period for Voya's Financial Instruments" as set forth by Voya Financial. The Voya Closed Periods are set forth on the vendor system utilized to process personal trading requests, which can be accessed at: Protegent PTA.

10.Reporting Obligation

10.1.Disinterested Directors/Trustees

Voya funds Directors who are not deemed to be "interested persons" (as that term is defined under the Investment Company Act of 1940, as amended ("IC Act") of a Voya fund, its investment adviser or the adviser's affiliate (the "Disinterested Directors") must submit a quarterly report containing the information set forth in 10.2 - 10.5 below, only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known, that during the 15-day period immediately before or after the Disinterested Director's transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable Voya und had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable Voya fund had considered purchasing or selling such security.

10.2.Initial Disclosure of Personal Holdings. Employees are required to disclose all their personal securities holdings to the Voya IM Compliance Department within 10 days of commencing employment with a Voya Entity. The holdings report must be current as of a date not more than 45 days prior to the commencement of employment.

10.3.Securities Transaction Records. Employees should be aware that the Voya Entities maintain a list of designated broker-dealers with whom Employees may maintain a brokerage account. Employees shall notify the Voya IM Compliance Department if they intend to open, or have opened, a brokerage account. If requested, Employees shall direct their brokers to supply Compliance with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts. Employees must report new authorized brokerage accounts to the Compliance Department within thirty (30) days of funding the account. Note: Employees may not trade in the new account prior to reporting the account. Any brokerage account opened to facilitate cryptocurrency trading is a reportable account under the Code and must be held with an approved designated broker.

10.4.Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter.

10.5.Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year. The holdings reports must be current as of a date not more than 45 days prior to the date the report is submitted.

10.6.Information to be Reported. Employees are required to provide the following information when submitting reports as required by 10.2. through 10.5., above:

10.7.Initial and Annual Holdings Reports must include the:

•title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•broker-dealer or bank where accounts are held; and

•date the report is submitted.

10.8.Quarterly Transaction Reports must include the:

•title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

•trade date and type of transaction (i.e., buy, sell, open, close, etc.):

•price of the security;

•broker-dealer or bank account through which the transaction was affected; and

•date the report is submitted.

All reports, other than the Initial Disclosure of Personal Holdings, shall be made via the vendor system, which can be accessed at: Protegent PTA .

11.Transactions in Shares of Open-End Funds

The following restrictions and requirements apply to all purchases and sales of shares of open-end funds advised or sub-advised by the Voya Entities other than money market and short-term bond funds ("Voya Advised Shares") and all holdings of Voya Advised Shares by Covered Persons, including those in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of Voya Advised Shares through (1) an automatic dividend reinvestment plan; or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the Voya IM Compliance Department.

11.1. Compliance with Prospectus

All transactions in shares of open-end funds advised or sub-advised by the Voya Entities must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant fund, including but not limited to the fund's policies and procedures relating to short term trading and forward pricing of securities.

11.2. Additional Restrictions

Certain Covered Persons may be considered insiders to a closed-end fund advised or sub- advised by the Voya Entities. In such cases, these persons will be notified of their status as well as advised of additional restrictions imposed on them and their ability to transact in such closed-end fund.

Solely to facilitate compliance with timely Form 4 and 5 filing requirements with the Securities and Exchange Commission, all such insiders must submit a written report of any transaction involving the closed-end fund on the trade date of such transaction to the Voya IM Compliance Department.

12.Voya IM Gift & Entertainment Policy

As a general rule, an Employee should not give or accept an inappropriate or significant gift or entertainment to/from a third party that has any business dealings with Voya Financial. The following provides guidelines related to the giving or acceptance of gifts, entertainment or non-cash compensation by Voya IM employees. All Voya IM employees who are also FINRA registered representatives are, to the extent they are conducting business on behalf of a Voya IM broker-dealer, also subject to the requirements of the FINRA. (Note: those requirements are described more fully in the appropriate broker-dealer Compliance Manual).

This Policy should be read in conjunction with the Voya Financial Conflicts of Interest Policy.

12.1. Nominal Business Gifts and Business Entertainment

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or raise a potential conflict of interest. It could also, depending on facts and circumstances, qualify as paying or receiving non-cash compensation for a testimonial or endorsement under Rule 206(4)-

1.As a general rule, employees should not give to or accept from a third party (e.g., client, broker, or vendor) any gift or gratuity. However, gifts less than $100 per year per person as well as occasional, normal and customary meals and/or business entertainment (where the person providing the entertainment is present) that on a fair market value basis does not exceed $300 per incident or $1,000 per year, the cost of which would be paid for by Voya IM as a reasonable business expense if not paid for by the third party, and which is not given or accepted in exchange for a testimonial or endorsement, are permitted. Any gifts or entertainment in excess of these limits should be declined or returned.

Ultimately, except for personal gifts explained more fully below, gifts or entertainment must have a clear connection with Voya IM's business and are not permitted if an independent third party might think that the employee would be influenced in conducting business or might otherwise provide an endorsement of that third party. Any gift or entertainment given or received in connection with Voya IM giving or receiving a testimonial or endorsement will qualify as a paid testimonial or endorsement under Rule 206(4)-1. While gifts and entertainment under $1,000 are considered "de minimis" compensation and testimonials/endorsements given for de minimis compensation are exempt from some of the provisions of Rule 206(4)-1, such arrangements with third parties are still subject to adviser oversight and required disclosures. Employees should seek prior approval from the Legal and Compliance Departments prior to engaging in a testimonial or endorsement arrangement.

Family members (including domestic partners) of Employees are not permitted to accept fees, gifts, entertainment, invitations to seminars/conferences, payments or other favors in connection with any business of Voya IM. Any questions should be directed to your supervisor or Compliance Officer, and in the case of FINRA registered representatives conducting business on behalf of a Voya IM broker-dealer, your broker-dealer supervisor.

Employees who plan to gift or entertain anyone affiliated with a public entity, including but not limited to state and municipal pension plans, have a special responsibility to both know and adhere to the policy stated above, and to comply fully with additional policies, procedures, and restrictions placed on such employees by statue statutes, municipal regulations or internal policies. Public entity employees may be under an even more stringent restrictions or outright prohibitions with regard to receipt of meals and entertainment. Any Voya employee seeking to entertain a public entity employee should first check with Compliance/Legal to see what, if any, additional restrictions may apply. Compliance and Legal can assist in determining what such restrictions are prior to the gifting or entertaining of such individuals.

•Gifts

The following are some guidelines or examples of acceptable gifts.

–An acceptable gift may not exceed a face value of $100 per third party, per year.

–Purely personal gifts are permissible. Personal gifts are gifts that serve a personal (not business) purpose, are paid by the giver (not the giver's employer) and are between close friends or family members (e.g., gifts that are related to commonly recognized personal events, such as births, promotion, wedding, or retirement).

–Discounts or rebates on merchandise or services that do not exceed those available to arm's length clients. The final total cost or value of goods or services is subject to a $100 limit per third party, per year.

–Advertising or promotional items with a value of not more than $100 per third party, per year.

•Business Meals and Entertainment

–The following are some guidelines regarding acceptable business meals and entertainment:

–Normal, customary, and occasional business meals or entertainment where the meal or entertainment takes place in one event and the person providing the entertainment is present. A good test is whether Voya IM would consider such an expense reasonable, if not paid for by a third party. Also, a good rule of thumb is whether an employee can eat, drink, or enjoy the entertainment in one sitting.

–Business meals and entertainment should be consistent with FINRA guidance and advice. As such, the total fair market value of the event may not exceed $300 per employee, per event, subject to an annual maximum amount of $1,000 per third party. Exceptions to these limits may be granted but must be pre-approved by Compliance and the employee's MC representative.

–Entertainment, such as tickets to sporting events, golf fees, or ski lift tickets, will be evaluated based on the published ticket price. Again, in all cases both the giver and the recipient must be present.

–The cost of local transportation does not count towards the $300 per event/$1,000 annual limit, provided that the mode of transportation must be reasonable. Any travel and lodging related to the event should be paid for by Voya IM subject to the Voya IM Travel and Expenses policies and procedures

Any exceptions to the above guidelines must be approved by the employee's manager and MC representative prior to acceptance.

13.Outside Business Activities

13.1. Outside Business Interests and Private Investments

All employees are required to devote their full time and efforts to the business of Voya IM. You are not to maintain outside employment activities that compromise job performance or interfere with your regular duties. In addition, no person may make use of either his or her position as an employee or information acquired during employment or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee's personal interests and the interests of Voya IM.

To assist in ensuring that such conflicts are avoided, an employee must obtain the written approval of the employee's supervisor and the Compliance Department prior to:

•Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

•Serving as a registered representative of any broker-dealer other than VID.

•Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

•Accepting employment of any kind or engaging in any other business outside of Voya IM.

•Acting or representing that the employee is acting as agent for Voya IM, an Adviser or any other firm in any investment banking matter or as a consultant or finder.

•Forming or participating in any stockholders' or creditors' committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in becoming actively involved in a proxy contest (see also, 8 Personal Trading Restrictions).

•Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association other than Voya IM, whether as a fee, commission, bonus or other consideration such as stock, options or warrants other than compensation earned prior to commencement of employment with Voya IM.

Every employee is required to complete a disclosure form on the PTA Compliance site, which can be accessed at Protegent PTA and have such form approved by the employee's supervisor and the Compliance Department prior to serving in any of the capacities or making any of the investments described heretofore. Similarly, each employee is required to maintain the data initially disclosed on such form and notify the Compliance Department (and the employee's supervisor) in the event of any change to the information provided after initial approval. From time to time, employees may be asked to renew their outside business activity information.

In addition, an employee must advise the Legal Department and his or her supervisor if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration that could reasonably relate to the business of Voya IM. Written confirmation of such advice should be obtained from the employee's supervisor and the Legal Department.

13.2. "Control" Persons of Public Companies

Every employee must disclose to Voya IM if their spouse or any of their parents, siblings or children ("Immediate Family Members") hold a position as a director or executive officer of any public company. Voya IM may, in its sole discretion, place limitations on an employee's investment activities in the event an employee's Immediate Family Member holds a position as a director or executive officer of any public company. Similarly, each employee is required to maintain the data initially disclosed on such form and notify the Compliance Department (and the employee's supervisor) in the event of any change after initial approval.

From time to time, an employee of Voya IM may be offered a position as an executive officer or director of a publicly traded company, which, if accepted, would subject the employee to requirements arising under Section 16 of the 1934 Act ("Section 16"). Prior to accepting the position, the employee must receive clearance from the Chief Compliance Officer and a member of the Voya

IM senior management team. If the employee is permitted to accept the position, the employee will also be subject to the following procedures:

•Trades for client accounts or funds over which the employee has sole or shared investment discretion must also comply with the publicly traded company's policies and procedures. It is the responsibility of the employee to understand and adhere to such company's reporting requirements.

•Appropriate disclosure must be provided to affected clients. The disclosure can be provided via offering documents or other communications sent to affected investors.

•In accordance with Voya IM's policies on confidential information and insider trading, the employee may not, under any circumstances, trade in the company's securities—whether for personal or client accounts—if the employee is in possession of material, non-public information regarding the company. Likewise, material, non-public information regarding the company may not be shared with other Voya IM personnel, other than the Voya IM Legal or Compliance Department.

13.3.Political Activity

While Voya maintains a political action committee, political contributions from Advisers or their respective employees may raise various legal and regulatory issues. Most notably, Rule 206(4)- 5 under the Advisers Act prohibits an Adviser from receiving compensation from a government entity for two years if the Adviser or certain employees contributed money to a government official who is in a position to influence the selection of the Adviser to manage a public fund or provide investment advice to a government entity. Also, some states and municipalities may have laws disqualifying an Adviser from managing assets for various governmental entities if the Adviser or certain of its representatives have made contributions or provided gifts to certain candidates for office. To ensure compliance with these laws and to avoid actual and potential conflicts of interest, Voya IM has adopted the procedures described below, which requires pre-approval by Compliance and the Voya Political Activity Review Committee ("PARC") of certain political activities. The activities requiring pre-approval and the procedures for obtaining pre-approval are set out below.

Prior to making any personal contribution (whether it be monetary, or event driven, such as hosting a fundraiser) in an individual capacity to an incumbent or candidate, political party committee or political action committee at the state or local level (including a current state or local government employee running for federal office), all employees of Voya IM must submit a request for approval from Compliance and PARC through the PTA Compliance site, which can be accessed at Protegent PTA .

•All political contributions to a state or local governmental official in an amount equal to or exceeding $150 will also require pre-approval from the employee's manager.

•Personal political activities of employees must be kept separate from employment and any expenses related to these activities may not be charged to an Adviser; personal political contributions will not be reimbursed. Also, employees are not to use Voya IM's facilities (such as telephones and photocopiers) and may not use working hours for political campaign purposes.

•When acting in a volunteer capacity to a candidate running for office at the state or local level, you must obtain pre-approval from Compliance. All requests must be submitted through the PTA Compliance site. For volunteer activity, it is important that your activities cannot be viewed as connected with your position with Voya IM. To the extent that your volunteer activity involves soliciting or fundraising for political contributions, you will also be required to obtain pre-approval from Compliance.

•Employees should take extra care when soliciting fellow employees to ensure that the solicitation never gives the appearance of being coercive or otherwise related to their employment.

•Employees who seek or are appointed to any government position, federal, state or local, paid or unpaid, must obtain pre-approval from Compliance of such activity to ensure compliance with applicable conflict of interest laws. All requests must be submitted through the PTA Compliance site.

•Employees may not engage in any lobbying activities on behalf of Voya IM or any affiliated entity without prior approval from Compliance. Please contact the Compliance Department if you are not sure whether your activities would be considered lobbying.

The use of an Adviser's funds in connection with an election is generally prohibited by law. In order to avoid any allegations of impropriety, it is Voya IM's policy that its funds may not be contributed to federal, state or local election campaigns. Any exception to this item, such as requests for company support of political events, political candidates and their campaigns, political parties or political action committees, must be pre-approved by Compliance. All requests must be submitted through the PTA Compliance site, which can be accessed at Protegent PTA .

•Employee participation in the Voya political action committee is strictly voluntary.

•Gifts to government officials, including entertainment and meals, are generally prohibited.

•State and local laws dealing with campaign fund raising vary from jurisdiction to jurisdiction. Some laws expressly prohibit government officials from contracting, on behalf of their political organizations, with any firm(s) whose employees have made a donation to that official's political campaign.

Voya IM employees are required to complete a Political Contribution/Activity Certification on a quarterly basis. Please note that Compliance will keep necessary records based on the information gathered, in compliance with SEC Rule 204-2.

Note: all references to employees in this Section also apply to an employee's Immediate Family Members.

Code of Ethics Guide – Securities Transactions Matrix

Type of Security	Pre-Clearance	Reporting	Holding Period
	Required	Required

Covered Securities Transactions for Pre-Clearance

Individual Stocks	Yes	Yes	60 calendar days from purchase

Bonds	Yes	Yes	60 calendar days from purchase

Closed-end Funds, including
closed-end funds advised or sub-	Yes	Yes	60 calendar days from purchase
advised by the Voya Entities

Preferred Stock	Yes	Yes	60 calendar days from purchase

Exchange Traded Funds (ETFs)	Yes	Yes	30 calendar days from purchase

Exchange Traded Notes (ETNs)	Yes	Yes	60 calendar days from purchase

Structured Notes	Yes	Yes	60 calendar days from purchase

Derivatives on an individual stock	Yes	Yes	60 calendar days from purchase

Derivatives on an Exchange	Yes	Yes	30 calendar days from purchase
Traded Fund

Transactions involving Voya
securities, including the Voya	Yes	Yes	60 calendar days from purchase
Company Stock Fund in Voya's

401(k) plan accounts

Sales of Voya performance shares
acquired from a vesting (other than	Yes	Yes	N/A
the immediate sale upon vesting)

Sales of Restricted Stock	Yes	Yes	N/A

Sales of stock acquired via Stock
Purchase Plans including sales of	Yes	Yes	N/A
Voya stock acquired through

Voya's Stock Purchase Plan

Private Investments and Outside Activities

Private Placements	Yes	Yes	N/A

Outside Activities	Yes	Yes	N/A

Type of Security	Pre-Clearance	Reporting	Holding Period
	Required	Required

Transactions Exempt from Pre-Clearance

Direct obligations of the	No	No	N/A
Government of the United States

High quality short-term debt
instruments
Including: Bankers' acceptances,	No	No	N/A
bank certificates of deposit,
commercial paper, money market
securities and repurchase
agreements

Shares of open-end funds advised			30 calendar days from the most
or sub-advised by the Voya Entities	No	Yes
Including: funds held within the			recent purchase date of the
relevant fund
Voya 401(k)
Shares of open-end funds that are	No	No	N/A
not managed by the Voya Entities

Managed or discretionary accounts	No	Yes	N/A

Incentive compensation plan	No	Yes	N/A
sponsored by the Voya Entities

Automatic dividend reinvestment
plan, automatic payroll deduction,
etc.	No	Yes	N/A
Excluding: Self Directed
Brokerage

Bitcoin or other cryptocurrencies	No	No	N/A

Exercise of pro-rata rights issued
by a company to all the holders of	No	Yes	N/A
a class of its securities

On any given day, transactions
involving 100 shares or less (per
account) of common stock issued	No	Yes	60 calendar days from purchase
by companies included in the S&P
500 Index

On any given day, transactions
involving 100 shares or less (per	No	Yes	30 calendar days from purchase
account) of Exchange-Traded

Funds.

Type of Security	Pre-Clearance	Reporting	Holding Period

	Required	Required

Penny stocks	No	Yes	60 calendar days from purchase

Options on an index	No	Yes	N/A

Interval closed-end funds	No	Yes	60 calendar days from purchase

Prohibited Investments

Short sales of Voya Financial common stock

Hedging or other transactions involving options

Including: exchange-traded options, puts, calls, forward contracts or other derivatives involving Voya Financial securities

Excluding: stock awards granted under any Voya Financial incentive plan

Trading in securities issued by Voya during the "Closed Period for Voya Financial Instruments"

Initial Public Offerings

Initial Coin Offerings

Borrowing Money from Clients/Suppliers

Other Key Reminders

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade)

Approvals for U.S. Securities are effective until the close of business on the day that pre-clearance request is approved.

Approvals for foreign securities are effective until the close of business on the business day following pre-clearance approval.